Exhibit (a)(5)(ix)

PagoNxt Announces Squeeze-Out by Getnet of Unaffiliated Holders of Securities and Early Termination of the U.S. Subsequent Offering Period and the Brazilian Subsequent Offering Period

Madrid (Spain), January 9, 2023 – PagoNxt Merchant Solutions, S.L. (“PagoNxt” or “Purchaser”), in connection with the all cash tender offers in Brazil (the “Brazilian Offer”) and in the United States (the “U.S. Offer” and, together with the Brazilian Offer, the “Offers”) by Purchaser for up to any and all of the outstanding (i) common shares, no par value (the “Common Shares”), preferred shares, no par value (the “Preferred Shares” and, together with the Common Shares, the “Shares”) and units, each composed of one Common Share and one Preferred Share (the “Units”), in each case of Getnet Adquirência e Serviços para Meios de Pagamento S.A. – Instituição de Pagamento, a company incorporated under the laws of the Federative Republic of Brazil (the “Company” or “Getnet”) and (ii) American Depositary Shares, each representing two Units (the “ADSs” and, together with the Shares and the Units, the “Securities”) of the Company, hereby announces that the Company has issued a call notice for an extraordinary general meeting of shareholders (the “EGM”), to be held on February 9, 2023 at 12:00 p.m., New York City time (2:00 p.m., São Paulo time), to resolve on, among other matters, the redemption by the Company of any Securities held by holders of Securities other than Purchaser, the Company or any of their directors, officers or affiliates (the “Unaffiliated Securities”) that remain outstanding (the “Squeeze-Out”) after the Offers.

The price in the Squeeze-Out shall be the price per Security payable during the initial offering period in respect of the Securities, as adjusted by the SELIC rate from the initial date of settlement of the Offers until payment of the Squeeze-Out price (which must be made within 15 days of the date of the EGM).

Pursuant to Brazilian law, the Brazilian Subsequent Offering Period will automatically expire following the conclusion of the EGM, provided that the Company’s shareholders vote to approve the Squeeze-Out at the EGM. Accordingly, the U.S. Subsequent Offering Period will now expire at 5:00 p.m. New York City time (7:00 p.m. São Paulo time) on February 9, 2023, instead of at 5:00 p.m. New York City time (7:00 p.m. São Paulo time) on March 2, 2023.

Ignacio Narvarte Ichazo

Deputy Chief Executive Officer

PagoNxt Merchant Solutions, S.L.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995. Forward looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Purchaser, Getnet and their respective affiliates resulting from and following the implementation of the transaction described herein. These statements are based on management’s current expectations and are inherently subject to risks, uncertainties and changes in circumstance, including the satisfaction of closing conditions for the transaction, including regulatory approval, and the possibility that the transaction will not be completed. None of Purchaser or Getnet undertakes any obligations to update the forward-looking statements to reflect actual results, or any change in events, conditions, assumptions or other factors.

Important Additional Information and Where to Find It

This press release is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell Getnet Shares, Units and ADSs. The tender offers for the outstanding Shares, Units and ADSs of Getnet were commenced on October 31, 2022 by Purchaser. The solicitation and offer to buy Getnet Shares, Units and ADSs is being made by Purchaser pursuant to a tender offer statement on Schedule TO that was filed with the SEC on October 31, 2022 (including an offer to purchase, related letters of transmittal and certain other tender offer documents) and a transaction statement on Schedule 13E-3 filed with the SEC on October 31, 2022, in each case, as amended or supplemented from time to time. In addition, Getnet filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offers on November 14, 2022. Investors and security holders are urged to read these materials carefully as they contain important information, including the terms and conditions of the tender offers. The offer to purchase, solicitation/recommendation statement and related materials have been filed with the SEC and investors and security holders may obtain a free copy of these materials and other documents filed by Purchaser and Getnet with the SEC at the website maintained by the SEC at www.sec.gov. Investors and security holders may also obtain free copies of the solicitation/recommendation statement and other documents filed with the SEC by Getnet at ri.getnet.com.br/en/.